Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-4 of Royal Ahold of our report dated April 29, 2015, relating to the financial statements of Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize S.A.), and the effectiveness of Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize S.A.)’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize S.A.) for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Diegem, Belgium

January 22, 2016

The statutory auditor

/s/ Eric Nys

DELOITTE Bedrijfsrevisoren / Reviseurs d’Entreprises

BV o.v.v.e. CVBA / SC s.f.d. SCRL

Represented by Eric Nys